UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2007
NRG ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)
211 Carnegie Center, Princeton, New Jersey 08540
(Address of principal executive offices, including zip code)
(609) 524-4500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On June 8, 2007, NRG Energy, Inc. (“NRG”) completed the $4.4 billion refinancing of its senior credit facility previously announced on May 2, 2007. This transaction resulted in a 25 basis points reduction in the first lien pricing grid, a $200 million reduction in the synthetic letter of credit (LC) facility to $1.3 billion, and various amendments to provide improved flexibility and efficiency for returning capital to shareholders and asset repowering and investment opportunities (the “Amended and Restated Credit Agreement”). The pricing of the Term B and LC facilities is now LIBOR + 175 basis points with further reductions available upon the achievement of certain financial ratios.
     On June 8, 2007, NRG Holdings, Inc. (“NRG Holdings”), an indirect wholly owned subsidiary of NRG, entered into a new senior secured credit facility (the “Holdings Senior Credit Facility”) with a syndicate of financial institutions, including Credit Suisse, as administrative agent and collateral agent, and Credit Suisse and Citigroup Global Markets Inc. as joint bookrunners and joint lead arrangers providing for up to an aggregate amount of $1.0 billion, consisting of a senior secured term loan facility. Once certain regulatory approvals are obtained, NRG may elect to implement a holding company structure under which NRG would become a wholly-owned subsidiary of NRG Holdings. At the same time, NRG Holdings may draw upon the Holdings Senior Credit Facility and use the proceeds to pay down NRG Term B debt.
     The material terms of the Amended and Restated Credit Agreement and Holdings Senior Credit Facility are described below.
     Amended and Restated Credit Agreement
     Under NRG’s refinanced senior credit facility, NRG, at its option, can move $1 billion of the Term B debt to the Holdings Senior Credit Facility. Use of the net proceeds from the Holdings Senior Credit Facility to pay down the NRG Term B debt will expand NRG’s restricted payments capacity under its senior unsecured notes by the same amount. When funded, the Holdings Senior Credit Facility will price 75 basis points wider than NRG’s existing senior secured facility.
     The amendments to NRG’s existing senior credit facilities entered into as part of the refinancing include, among others, amendments that:
•	permit the formation of the NRG Holdings;

•	permit the payment of up to $150 million in common share dividends;

•	exclude principal and interest payments made on the Holdings Senior Credit Facility, once funded, from being considered restricted payments under the senior credit facilities;

•	modify the existing excess cash flow prepayment mechanism so the prepayments are offered to both NRG and NRG Holdings on a pro rata basis; and

•	provide additional flexibility to NRG with respect to certain covenants governing or restricting the use of excess cash flow, new investments, new indebtedness and permitted liens.
     A copy of the Amended and Restated Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of the material terms of the Amended and Restated Credit Agreement is qualified in its entirety by reference to such exhibit.

     Holdings Senior Credit Facility
     If drawn on, the Holdings Senior Credit Facility will mature on June 8, 2014 and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount with the balance payable on the seventh anniversary thereof. The Holdings Senior Credit Facility is secured by liens on substantially all of the assets of NRG Holdings, with certain customary or agreed-upon exceptions. No assets of NRG or its subsidiaries secure the Holdings Senior Credit Facility.
     The Holdings Senior Credit Facility contains customary covenants, which, among other things limit NRG Holdings’ ability to: incur indebtedness and liens and enter into sale and lease-back transactions; make investments, loans and advances; engage in mergers, acquisitions consolidations and asset sales; pay dividends and other restricted payments; enter into transactions with affiliates; engage in business activities and hedging transactions; make capital expenditures; make debt payments; make certain changes to the terms of material indebtedness; and other covenants customary for such facilities. The Holdings Senior Credit Facility has not been drawn on, but may be drawn on in one draw once regulatory approvals have been obtained. The proceeds may only be used to pay down the Term B debt.
     A copy of the credit agreement governing the Holdings Senior Credit Facility is attached as Exhibit 10.2 to this Current Report on Form 8-K. The description of the material terms of the credit agreement is qualified in its entirety by reference to such exhibit.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant
     The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Holdings Senior Credit Facility and the NRG senior credit facility amendment are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement dated June 8, 2007 by and among NRG Energy, Inc., the lenders party thereto, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Citicorp North America Inc. and Credit Suisse.

10.2	Credit Agreement dated June 8, 2007 by and among NRG Holdings, Inc., the lenders party thereto, Credit Suisse Securities (USA) LLC, Credit Suisse and Citigroup Global Markets Inc.

99.1	Press release, dated June 11, 2007.

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG ENERGY, INC.
/s/ J. Andrew Murphy
Date: June 13, 2007	Name:	J. Andrew Murphy
	Title:	Executive Vice President and General Counsel

3

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement dated June 8, 2007 by and among NRG Energy, Inc., the lenders party thereto, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Citicorp North America Inc. and Credit Suisse.

10.2	Credit Agreement dated June 8, 2007 by and among NRG Holdings, Inc., the lenders party thereto, Credit Suisse Securities (USA) LLC, Credit Suisse and Citigroup Global Markets Inc.

99.1	Press release, dated June 11, 2007.